SIDLEY AUSTIN BROWN & WOOD LLP

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                                January 10, 2003


Merrill Lynch Low Duration Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536
Ladies and Gentlemen:

         We have acted as special Maryland counsel for Merrill Lynch Low Duration Fund ("ML Low Duration"), a series of Merrill Lynch Investment Managers Funds, Inc., a Maryland corporation ("MLIM Fund"), in connection with the acquisition of assets and assumption of liabilities of Mercury Low Duration Fund ("Mercury Low Duration"), a series of Mercury Funds II, a Massachusetts business trust ("Mercury Funds II"), by ML Low Duration, and the distribution of newly-issued shares of common stock of ML Low Duration to Mercury Low Duration for distribution to stockholders of Mercury Low Duration in termination of Mercury Low Duration as a series of Mercury Funds II (the "Reorganization"). This opinion is furnished in connection with MLIM Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of ML Low Duration (the "Shares"), to be issued in the Reorganization.

         As special Maryland counsel for ML Low Duration in connection with the Reorganization, we are familiar with the proceedings taken by MLIM Fund, on behalf of ML Low Duration, and to be taken by MLIM Fund, on behalf of ML Low Duration, in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of MLIM Fund, as amended, the By-laws of MLIM Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization (the "Agreement and Plan") by and among MLIM Fund, on behalf of ML Low Duration, Mercury Funds II, on behalf of Mercury Low Duration, and Fund Asset Management Master Trust, a Delaware statutory trust ("FAM Trust"), as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of ML Low Duration.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                           Very truly yours,


                                            /s/ Sidley Austin Brown & Wood LLP